Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Bill Bonello – 336-436-7732
Burlington, NC 27215	Company Information: www.labcorp.com

Telephone: (336) 584-5171

LabCorp Announces Appointment of Dr. Mark Elliott Brecher

As Chief Medical Officer

Burlington, NC, March 2, 2009 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the appointment of Dr. Mark Elliott Brecher as Chief Medical Officer.

Dr. Brecher is a leader in the field of pathology, with research published in a wide variety of journals including the New England Journal of Medicine, The Lancet and the Mayo Clinic Proceedings. Prior to joining LabCorp, Dr. Brecher served as Vice Chair of the Department of Pathology and Laboratory Medicine at the McLendon Clinical Laboratories, University of North Carolina Hospitals.

“Dr. Brecher is a well-respected clinician, researcher, and leader in the field of pathology,” said David P. King, Chief Executive Officer. “His appointment underscores LabCorp’s commitment to clinical and scientific leadership.”

Dr. Brecher is a member of the editorial boards of Transfusion and Blood Therapies in Medicine and is an associate editor of the Journal of Clinical Apheresis. He is the immediate past chair of the Department of Health and Human Services Advisory Committee on Blood Safety and Availability and a past president of the American Society for Apheresis.

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.5 billion in 2008, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2008, and subsequent SEC filings.